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                                   EXHIBIT 4.1

                                 FORM OF WARRANT

       THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

                               AMBIENT CORPORATION

                          COMMON STOCK PURCHASE WARRANT

              1. ISSUANCE; CERTAIN DEFINITIONS. In consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by AMBIENT CORPORATION, a Delaware corporation (the "Company"), __________ or registered assigns (the "Holder") is hereby granted the right to purchase at any time until 5:00 P.M., New York City time, on the Expiration Date (as defined below), _____________ (___________) fully paid and nonassessable shares of the Company's Common Stock, $0.001 par value per share (the "Common Stock"), at an initial exercise price per share (the "Exercise Price") of $0.25 per share, subject to further adjustment as set forth herein. This Warrant is being issued pursuant to the terms of that certain Securities Purchase Agreement, dated as of May , 2003 (the "Agreement"), to which the Company and Holder (or Holder's predecessor in interest) are parties. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

              2.     EXERCISE OF WARRANTS.

                     2.1    GENERAL.

                     (a) This Warrant is exercisable in whole or in part at any time and from time to time. Such exercise shall be effectuated by submitting to the Company (either by delivery to the Company or by facsimile transmission as provided in Section 8 hereof) a completed and duly executed Notice of Exercise (substantially in the form attached to this Warrant Certificate) as provided in this paragraph. The date such Notice of Exercise is faxed to the Company shall be the "Exercise Date," provided that the Holder of this Warrant tenders this Warrant Certificate to the Company within five (5) business days thereafter. The Notice of Exercise shall be executed by the Holder of this Warrant and shall indicate the number of shares then being purchased pursuant to such exercise. Upon surrender of this Warrant Certificate, together with appropriate payment of the Exercise Price for the shares of Common Stock purchased, the Holder shall be entitled to receive a certificate or certificates for the shares of Common Stock so purchased.

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                     (b)    The Holder shall be deemed to be the holder of the
shares issuable to it in accordance with the provisions of this Section 2.1 on the Exercise Date.

                     2.2 LIMITATION ON EXERCISE. Notwithstanding the provisions of this Warrant, the Agreement or of the other Transaction Agreements, in no event (except (i) as specifically provided in this Warrant as an exception to this provision, (ii) during the forty-five (45) day period prior to the Expiration Date, (iii) after the Company issues an Early Expiration Date Notice (as defined below), or (iv) while there is outstanding a tender offer for any or all of the shares of the Company's Common Stock) shall the Holder be entitled to exercise this Warrant, or shall the Company have the obligation to issue shares upon such exercise of all or any portion of this Warrant to the extent that, after such exercise the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unexercised portion of the Warrants or other rights to purchase Common Stock or through the ownership of the unconverted portion of the Debentures or other convertible securities), and (2) the number of shares of Common Stock issuable upon the exercise of the Warrants with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to the Holder upon such exercise). For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), except as otherwise provided in clause (1) of such sentence. The Holder, by its acceptance of this Warrant, further agrees that if the Holder transfers or assigns any of the Warrants to a party who or which would not be considered such an affiliate, such assignment shall be made subject to the transferee's or assignee's specific agreement to be bound by the provisions of this Section 2.2 as if such transferee or assignee were the original Holder hereof.

                     2.3 CERTAIN DEFINITIONS. As used herein, each of the following terms has the meaning set forth below, unless the context otherwise requires:

                     (a) "Closing Price" means the closing price during regular trading hours of the Common Stock (in U.S. Dollars) on the Principal Trading Market, as reported by the Reporting Service.

                     (b) "Expiration Date" means the earlier of May 31, 2005 or the Early Expiration Date (as defined below).

                     (c) "Principal Trading Market" means the Over the Counter Bulletin Board Market.

                     (d) "Reporting Service" means Bloomberg LP or if that service is not then reporting the relevant information regarding the Common Stock, a comparable reporting service of national reputation selected by the Holder and reasonably acceptable to the Company.

                     (e) "Target Price" means $0.50 per share, subject to further adjustment in the same manner as adjustments to the Exercise Price are made herein.

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                     (f)    "Trading Day" means any day during which the
Principal Trading Market shall be open for business.

                     2.4 EARLY EXPIRATION DATE. So long as an effective registration statement exists with respect to the resale of the shares issuable on exercise of this Warrant, if the Closing Price for the Common Stock is more than the Target Price for each of twenty (20) consecutive Trading Days (the twentieth of such consecutive Trading Days, the "Target Trading Day"), then the Company will have the right to give the Holder a written notice (an "Early Expiration Date Notice") within five (5) Trading Days after the Target Trading Day. The Early Expiration Date Notice shall state that the Expiration Date shall be a date specified in such notice (the "Early Expiration Date"), which date shall not be earlier than thirty (30) days after the Target Trading Day.

              3. RESERVATION OF SHARES. The Company hereby agrees that at all times during the term of this Warrant there shall be reserved for issuance upon exercise of this Warrant such number of shares of its Common Stock as shall be required for issuance upon exercise of this Warrant (the "Warrant Shares").

              4. MUTILATION OR LOSS OF WARRANT. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) receipt of reasonably satisfactory indemnification, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant of like tenor and date and any such lost, stolen, destroyed or mutilated Warrant shall thereupon become void.

              5. RIGHTS OF THE HOLDER. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in this Warrant and are not enforceable against the Company except to the extent set forth herein.

              6.     PROTECTION AGAINST DILUTION AND OTHER ADJUSTMENTS.

                     6.1 ADJUSTMENT MECHANISM. If an adjustment of the Exercise Price is required pursuant to this Section 6, the Holder shall be entitled to purchase such number of shares of Common Stock as will cause (i) (x) the total number of shares of Common Stock Holder is entitled to purchase pursuant to this Warrant following such adjustment , multiplied by (y) the adjusted Exercise Price per share, to equal the result of (ii) (x) the dollar amount of the total number of shares of Common Stock Holder is entitled to purchase before adjustment, multiplied by (y) the total Exercise Price before adjustment.1

                     6.2 CAPITAL ADJUSTMENTS. In case of any stock split or reverse stock split, stock dividend, reclassification of the Common Stock, recapitalization, merger or consolidation (where the Company is not the surviving entity), the provisions of this Section 6



-------------------------
1 Example: Assume 100,000 shares remain under Warrant at original stated Exercise Price of $0.25. Total exercise price (clause (y) in text) is (i) 100,000 x (ii) $0.25, or $25,000. Company effects 5:1 stock split. Exercise Price is adjusted $0.05. Number of shares covered by Warrant is adjusted to 500,000, because (applying clause (x) in text) (i) 500,000 x (ii) $0.05, or $25,000.

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shall be applied as if such capital adjustment event had occurred immediately prior to the date of this Warrant and the original Exercise Price had been fairly allocated to the stock resulting from such capital adjustment; and in other respects the provisions of this Section shall be applied in a fair, equitable and reasonable manner so as to give effect, as nearly as may be, to the purposes hereof. A rights offering to stockholders shall be deemed a stock dividend to the extent of the bargain purchase element of the rights.

                     6.3 ADJUSTMENT FOR SPIN OFF. If, for any reason, prior to the exercise of this Warrant in full, the Company spins off or otherwise divests itself of a part of its business or operations or disposes all or of a part of its assets in a transaction (the "Spin Off") in which the Company does not receive compensation for such business, operations or assets, but causes securities of another entity (the "Spin Off Securities") to be issued to security holders of the Company, then the Company shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Holder had all of the Holder's unexercised Warrants outstanding on the record date (the "Record Date") for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (the "Outstanding Warrants") been exercised as of the close of business on the trading day immediately before the Record Date (the "Reserved Spin Off Shares"), and (ii) to be issued to the Holder on the exercise of all or any of the Outstanding Warrants, such amount of the Reserved Spin Off Shares equal to (x) the Reserved Spin Off Shares, multiplied by (y) a fraction, of which (I) the numerator is the amount of the Outstanding Warrants then being exercised, and (II) the denominator is the amount of the Outstanding Warrants.

              7.     TRANSFER TO COMPLY WITH THE SECURITIES ACT; REGISTRATION
RIGHTS.

                     7.1 TRANSFER. This Warrant has not been registered under the Securities Act of 1933, as amended, (the "Act") and has been issued to the Holder for investment and not with a view to the distribution of either the Warrant or the Warrant Shares. Neither this Warrant nor any of the Warrant Shares or any other security issued or issuable upon exercise of this Warrant may be sold, transferred, pledged or hypothecated in the absence of an effective registration statement under the Act relating to such security or an opinion of counsel satisfactory to the Company that registration is not required under the Act. Each certificate for the Warrant, the Warrant Shares and any other security issued or issuable upon exercise of this Warrant shall contain a legend on the face thereof, in form and substance satisfactory to counsel for the Company, setting forth the restrictions on transfer contained in this Section.

                     7.2    REGISTRATION RIGHTS.

                     (a) The Holder shall have piggy-back registration rights with respect to the Warrant Shares then held by the Holder or then subject to issuance upon exercise of this Warrant (collectively, the "Remaining Warrant Shares"), subject to the conditions set forth below. If the Company participates (whether voluntarily or by reason of an obligation to a third party) in the registration of any shares of the Company's stock (other than a registration on Form S-8 or on Form S-4), the Company shall give written notice thereof to the Holder and the Holder shall have the right, exercisable within ten (10) business days after receipt of such notice, to demand inclusion of all or a portion of the Holder's Remaining Warrant Shares in such registration statement. If the Holder exercises such election, the Remaining Warrant Shares so designated shall be included in the registration statement (without any holdbacks) at no cost or

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expense to the Holder (other than any costs or commissions which would be borne by the Holder). The Holder's rights under this Section 7.2(a) shall expire at such time as the Holder can sell all of the Remaining Warrant Shares under Rule 144 without volume or other restrictions or limit.

                     (b) Notwithstanding the foregoing, if at any time or from time to time after the date of effectiveness of the registration statement, the Company notifies the Holder in writing of the existence of a Potential Material Event (as defined below), the Holder shall not offer or sell any Remaining Warrant Shares covered by such registration statement ("Registrable Securities"), or engage in any other transaction involving or relating to the Registrable Securities, from the time of the giving of notice with respect to a Potential Material Event until the Holder receives written notice from the Company that such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event; PROVIDED, HOWEVER, that the Company may not so suspend such right other than during a Permitted Suspension Period. The term "Potential Material Event" means any of the following: (i) the possession by the Company of material information not ripe for disclosure in a registration statement, which shall be evidenced by determinations in good faith by the Board of Directors of the Company that disclosure of such information in the registration statement would be detrimental to the business and affairs of the Company; or (ii) any material engagement or activity by the Company which would, in the good faith determination of the Board of Directors of the Company, be adversely affected by disclosure in a registration statement at such time, which determination shall be accompanied by a good faith determination by the Board of Directors of the Company that the registration statement would be materially misleading absent the inclusion of such information. The term "Permitted Suspension Period" means one or more suspension periods during any consecutive 12-month period which suspension periods, in the aggregate, do not exceed fifty (50) days, provided, however, that no one such suspension period shall either (i) be for more than twenty (20) days or (ii) begin less than ten (10) business days after the last day of the preceding suspension (whether or not such last day was during or after a Permitted Suspension Period).

              8. NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, return receipt requested, postage pre-paid. Any such notice shall be deemed given when so delivered personally, or sent by confirmed and acknowledged facsimile transmission, or, if so mailed, two days after the date of deposit in the United States mails, as follows:

                     (i)      if to the Company, to:

                              AMBIENT CORPORATION 1033 Beacon Street
                              Brookline, MA 02446 Attn: President
                              Telephone No.: (617) 735-9395 Telecopier
                              No.: ( ) -

                     with a copy to:

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                              Aboudi & Brounstein
                              Attn: David Aboudi, Esq.
                              Rechov Gavish 3, POB 2432
                              Kfar Saba Industrial Zone 44641 Israel
                              Telephone No.: (011-972-9) 764-4833
                              Telecopier No.: (011-972-9) 764-4834

                     (ii)     if to the Holder, to:

                              ----------------

                     with a copy to:

                              --------------


Any party may, by notice given in accordance with this Section to the other parties, designate another address or person for receipt of notices hereunder.

              9. SUPPLEMENTS AND AMENDMENTS; WHOLE AGREEMENT. This Warrant may be amended or supplemented only by an instrument in writing signed by the parties hereto. This Warrant contains the full understanding of the parties hereto with respect to the subject matter hereof and thereof and there are no representations, warranties, agreements or understandings other than expressly contained herein and therein.

              10. GOVERNING LAW. This Warrant shall be deemed to be a contract made under the laws of the State of Delaware for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of Wilmington or the state courts of the State of Delaware sitting in the City of Wilmington in connection with any dispute arising under this Warrant and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on FORUM NON CONVENIENS, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Buyer in enforcement of or protection of any of its rights under any of the Transaction Agreements.

              11. JURY TRIAL WAIVER. The Company and the Holder hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the Parties hereto against the other in respect of any matter arising out or in connection with this Warrant.

              12. COUNTERPARTS. This Warrant may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

              13. DESCRIPTIVE HEADINGS. Descriptive headings of the several Sections of this Warrant are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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       IN WITNESS WHEREOF, the parties hereto have executed this Warrant as of the th day of ______________________________, 2003.


                                     AMBIENT CORPORATION

                                     By:
                                         -------------------------------

                                     -----------------------------------
                                     (Print Name)

                                     -----------------------------------
                                     (Title)




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                          NOTICE OF EXERCISE OF WARRANT

       The undersigned hereby irrevocably elects to exercise the right, represented by the Warrant Certificate dated as of ________________, 20___ , to purchase ___________ shares of the Common Stock, $0.001 par value, of AMBIENT CORPORATION and tenders herewith payment in accordance with Section 1 of said Common Stock Purchase Warrant.

_      CASH:    $ ______________________ =  (Exercise Price x Exercise Shares)

                Payment is being made by:
                           enclosed check
                           _        wire transfer
                           _        other ______________________

       It is the intention of the Holder to comply with the provisions of
Section 2.2 of the Warrant regarding certain limits on the Holder's right to exercise thereunder. Based on the analysis on the attached Worksheet Schedule, the Holder believe this exercise complies with the provisions of said Section
2.2. Nonetheless, to the extent that, pursuant to the exercise effected hereby, the Holder would have more shares than permitted under said Section, this notice should be amended and revised, ab initio, to refer to the exercise which would result in the issuance of shares consistent with such provision. Any exercise above such amount is hereby deemed void and revoked.

       Please deliver the stock certificate to:





Dated:
       ---------------------


----------------------------
[Name of Holder]

By:
    ------------------------


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